News From

Buena, NJ 08310

Release Date: December 17, 2007	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 211
www.askigi.com

IGI, INC. ANNOUNCES PRIVATE EQUITY INVESTMENTS

BUENA, NJ December 17, 2007- IGI, INC. (AMEX: IG) announces a $500,000 equity investment entered into with a private investor. The proceeds for this transaction have been received by the Company and the agreements are fully executed. The investor will receive (i) 50 shares of convertible preferred stock (to be created prior to the issuance thereof) with a liquidation preference of $10,000 per share convertible into common stock at a price of $1.00 per share and (ii) a warrant to purchase 175,000 shares of common stock at an exercise price of $1.25 per share, expiring two years from issuance. The transaction is subject to the listing of the shares underlying the preferred stock and warrant on the American Stock Exchange and the acceptance for filing by the Delaware Secretary of State of the Certificate of Designations for the series of preferred stock to be issued.

The Company also announces an additional equity transaction of $150,000 entered into with Univest Management, Inc. EPSP, an entity controlled by Frank Gerardi, former CEO of the Company and a beneficial owner of over 10% of the Company's outstanding capital stock, which will consist of issuance of 150,000 shares of the Company's common stock, and a warrant to purchase 52,500 shares of common stock at an exercise price of $1.25 per share, expiring two years from issuance. This transaction is also subject to the listing of the shares of the common stock and shares underlying the warrant on the American Stock Exchange.

"We hope to regain compliance with American Stock Exchange Listing Standards with this $650,000 equity investment and our projected net operating income for the fourth quarter of 2007.  The total capital infusion of $650,000 will improve our working capital base and assist us in strengthening our planned pharmaceutical product development efforts", stated Rajiv Mathur, President and CEO.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.